EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CYBERCASH, INC.

BLUE FISH ACQUISITION CORP.

AND

NETWORK 1 FINANCIAL CORPORATION

December 13, 2000

TABLE OF CONTENTS

ARTICLE I	7

THE MERGER	7

1.1 The Merger	7

1.2 The Closing	7

1.3 Actions at or Concurrently with the Closing	8

1.4 Additional Action	8

1.5 Effect on Capital Stock	8

1.6 Exchange of Shares	11

1.7 Dividends	12

1.8 Fractional Shares	13

1.9 Options; Warrants and Restricted Stock	13

1.10 Articles of Incorporation	15

1.11 By-laws	15

1.12 Directors and Officers	15

1.13 No Further Rights	16

1.14 Closing of Transfer Books	16

1.15 Tax and Accounting Consequences	16

1.16 Taking of Necessary Action; Further Action	16

1.17 Adjustment	16

ARTICLE II REPRESENTATIONS AND WARRANTIES OF NETWORK 1	16

2.1 Organization, Qualification and Corporate Power	17

2.2 Capitalization	17

2.3 Authorization of Transaction	18

2.4 Noncontravention	18

2.5 Subsidiaries	19

2.6 Financial Statements	20

2.7 Absence of Certain Changes	20

2.8 Undisclosed Liabilities	20

2.9 Tax Matters	21

2.10 Assets	22

2.11 Owned Real Property	23

2.12 Intellectual Property	23

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2.13 Real Property Leases	23

2.14 Contracts	24

2.15 Powers of Attorney	26

2.16 Insurance	26

2.17 Litigation	26

2.18 Employees	27

2.19 Employee Benefits	27

2.20 Environmental Matters	29

2.21 Legal Compliance	30

2.22 Permits	30

2.23 Certain Business Relationships With Affiliates	30

2.24 Fees	31

2.25 Books and Records	31

2.26 Action by Network 1	31

2.27 Restrictions on Business Activities	31

2.28 Certain Payments	32

2.29 State “Anti-Takeover” Statutes	32

2.30 Information Supplied by Network 1	32

2.31 Disclosure	33

ARTICLE III	33

REPRESENTATIONS AND WARRANTIES OF	33

CYBERCASH AND MERGER SUB	33

3.1 Organization	33

3.2 Capitalization	34

3.3 Authorization of Transaction	34

3.4 Noncontravention	35

3.5 Subsidiaries	36

3.6 Reports and Financial Statements	36

3.7 Absence of Certain Changes	37

3.8 Undisclosed Liabilities	37

3.9 Tax Matters	37

3.10 Intellectual Property	38

3.11 Contracts	39

3.12 Litigation	41

3.13 Employees	41

3.14 Employee Benefits	41

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3.15 Legal Compliance	43

3.16 Books and Records	43

3.17 Action by CyberCash and Merger Sub	43

3.18 Information Supplied by CyberCash	44

3.19 Restrictions on Business Activities	44

3.20 Brokers’ Fees	45

3.21 Opinion of Financial Advisor	45

ARTICLE IV	45

COVENANTS	45

4.1 Best Efforts	45

4.2 Notices and Consents	45

4.3 Special Meetings	46

4.4 Registration Statement and Proxy Statement	47

4.5 Operation of Business	48

4.6 Full Access; Confidentiality	50

4.7 Notice of Breaches	51

4.8 Exclusivity	51

4.9 Employee Agreements	52

4.10 Employee Matters	52

4.11 Tax Free Reorganization	52

4.12 Reasonable Commercial Efforts and Further Assurances	53

4.13 Confidentiality	53

4.14 CyberCash and Network 1 Options	53

4.15 CyberCash Board of Directors	54

4.16 Regulatory Filings	54

4.17 Indemnification	54

4.18 Pre-Closing Adjustment	55

4.19 Rand Settlement	56

4.20 Dissolution of Voting Trust Agreement	56

ARTICLE V	57

CONDITIONS TO CONSUMMATION OF MERGER	57

5.1 Conditions to Each Party’s Obligations	57

5.2 Conditions to Obligations of CyberCash and Merger Sub	57

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5.3 Conditions to Obligations of Network 1	58

ARTICLE VI	60

TERMINATION	60

6.1 Termination of Agreement	60

6.2 Amendment	61

6.3 Extension; Waiver	61

6.4 Effect of Termination	61

ARTICLE VII	62

DEFINITIONS	62

ARTICLE VIII MISCELLANEOUS	65

8.1 Press Releases and Announcements	65

8.2 No Third Party Beneficiaries	65

8.3 Entire Agreement	66

8.4 Succession and Assignment	66

8.5 Counterparts	66

8.6 Headings	66

8.7 Notices	66

8.8 Governing Law	68

8.9 Waivers	68

8.10 Severability	68

8.11 Expenses	69

8.12 Other Remedies	69

8.13 Specific Performance	69

8.14 Construction	69

8.15 Incorporation of Exhibits and Schedules	69

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EXHIBITS

Exhibit A    Form of Certificate of Designation of CyberCash Preferred Stock
Exhibit B    Form of Confidentiality and Assignment of Inventions Agreement
Exhibit C    Form of Consent and Waiver
Exhibit D    Opinion of CyberCash In-House Counsel

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AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 13, 2000, by and among CYBERCASH, INC., a Delaware corporation (“CyberCash”), BLUE FISH ACQUISITION CORP., a Virginia corporation and a wholly-owned subsidiary of CyberCash (“Merger Sub”), and NETWORK 1 FINANCIAL CORPORATION, a Virginia corporation (“Network 1”). CyberCash, Merger Sub and Network 1 are referred to herein individually as a “Party” and collectively as the “Parties.”

      This Agreement contemplates a merger of Merger Sub into Network 1 in a transaction that will qualify, for federal income tax purposes, as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (as amended, the “Code”). In such merger, the shareholders of Network 1 will receive capital stock of CyberCash in exchange for their capital stock of Network 1.

      NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

      1.1 The Merger.

      Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into Network 1 (with such merger referred to herein as the “Merger”) at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and Network 1 shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Surviving Corporation files an agreement of merger prepared and executed in accordance with the relevant provisions of the Virginia Stock Corporation Act (“VSCA”) (collectively, the “Articles of Merger”) with the State Corporation Commission of the Commonwealth of Virginia. The Merger shall have the effects specified in this Agreement and Article 12 of the VSCA.

      1.2 The Closing.

      The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, 1850 Centennial Park Drive, Suite 610, Reston, Virginia 20191, as promptly as practicable, but in no event later than 10:00 a.m. local time on the day following approval by (A) the stockholders of CyberCash (the “CyberCash Shareholders”) of (i) the certificate of amendment (the “Charter Amendment”) to CyberCash’s certificate of incorporation increasing the number of authorized shares of CyberCash Common Stock (as defined in Section 1.5 below), and (ii) the issuance of greater than 20% of the number of shares of CyberCash Common Stock outstanding immediately prior to such issuance in connection with the transactions contemplated by this Agreement, and (B) approval of this Agreement by the shareholders of Network 1 (the “Network 1 Shareholders”), or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreed upon later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the “Closing Date”).

      1.3 Actions at or Concurrently with the Closing.

      At the Closing: (a) Network 1 shall deliver to CyberCash and Merger Sub the various certificates, instruments and documents referred to in Section 5.2; (b) CyberCash and Merger Sub shall deliver to Network 1 the various certificates, instruments and documents referred to in Section 5.3; (c) CyberCash shall deliver certificates for the Merger Shares to EquiServ, L.P. as exchange agent (the “Exchange Agent”) in accordance with Section 1.7; (d) CyberCash shall file the Charter Amendment; and (e) the board of directors of CyberCash shall take all actions necessary to reconstitute its membership and committees and the executive officers of CyberCash as prescribed in Section 1.3 of the Disclosure Letter (as defined in Article II below). At or concurrently with the Closing, the Parties shall cause the Merger to be consummated by filing the Articles of Merger with the State Corporation Commission of Virginia in accordance with the relevant provisions of the VSCA.

      1.4 Additional Action.

      The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either Network 1 or Merger Sub, necessary to consummate the transactions contemplated by this Agreement.

      1.5 Effect on Capital Stock.

(a) Definitions.

“Common Merger Share Limit” shall mean (A) 49.9% of the sum of (x) the Nominal Merger Share Value, (y) the number of outstanding shares of CyberCash Common Stock immediately preceding the Effective Time, and (z) the number of shares of CyberCash Common Stock issuable after the Effective Time to the holders of Warrants, minus (B) the number of shares of CyberCash Common Stock issuable after the Effective Time to the holders of Warrants.

“Common Merger Shares” shall mean shares of CyberCash Common Stock to be issued in the Merger as determined in accordance with Sections 1.5(f), 1.5(g) and 4.18 hereof.

“Common Stock Equivalents” shall mean the total number of shares of Network 1 Common Stock outstanding plus the total number of shares of Network 1 Common Stock to which holders of outstanding shares of Network 1 Preferred Stock and holders of Network 1 Convertible Debentures would be or will be, as the case may be, entitled upon conversion immediately prior to the Effective Time.

“Conversion Ratio” shall mean 3.166348289 which number may be adjusted prior to the Effective Date in accordance with Section 4.18 hereof.

“Counted Assumed Warrant Shares” shall mean the shares of Network 1 Common Stock issuable upon exercise of any Warrants multiplied by the Conversion Ratio.

“CyberCash Common Stock” shall mean the common stock, par value $0.001 per share, of CyberCash.

“CyberCash Preferred Stock” shall mean shares of non-voting, convertible preferred stock, par value $0.001 per share, of CyberCash having the rights, privileges and designations of the CyberCash, Inc. Series F Preferred Stock substantially in the form of the Certificate of Designation set forth in Exhibit A attached hereto.

“CyberCash Share Market Value” shall mean the average trading price on the Nasdaq Stock Market, Inc. for shares of CyberCash Common Stock for the ten (10) trading days ending on the day immediately prior to the Closing Date.

      “Merger Shares” shall mean the sum of the Common Merger Shares and the Preferred Merger Shares.

“Merger Sub Common Stock” shall mean the common stock, par value $0.001 per share, of Merger Sub.

“Network 1 Common Stock” shall mean the common stock, no par value per share, of Network 1.

“Network 1 Convertible Debentures” shall mean the 9% convertible debentures due August 31, 2001 of Network 1.

“Network 1 Preferred Stock” shall mean shares of the senior convertible preferred stock (8% cumulative dividends), no par value per share, of Network 1.

“Network 1 Shares” shall mean, as of any date, shares of Network 1 Common Stock actually held by Network 1 Shareholders as of such date.

“Nominal Merger Share Value” shall mean the number of shares of Network 1 Common Stock outstanding immediately prior to the Effective Time multiplied by the Conversion Ratio plus the number of shares of CyberCash Common Stock issuable pursuant to Section 1.5(d), without regard to the limitation set forth in Section 1.5(g).

“Preferred Merger Shares” shall mean the number of shares of CyberCash Preferred Stock equal to (i) the Nominal Merger Share Value less the Common Merger Share Limit less the number of shares of CyberCash Common Stock issuable to holders of Warrants, divided by (ii) 10.

(b) Immediately prior to the Effective Time, all Network 1 Convertible Debentures, together with all unpaid interest accrued thereon, shall convert automatically and without any action on the part of any Party or any holder thereof into that number of shares of Network 1 Common Stock obtained by dividing (y) the sum of the outstanding principal of the Network 1 Convertible Debentures and accrued and unpaid interest thereon by (z) $3.95216.

(c) At the Effective Time, each share of Network 1 Common Stock shall, subject to Sections
1.5(f) and 1.5(g), by virtue of the Merger and without any action on the part of any Party or any Network 1 Shareholder, automatically be canceled and extinguished and converted into the right to receive the number of shares of CyberCash Common Stock equal to the Conversion Ratio.

      (d)   At the Effective Time, each share of Network 1 Preferred Stock, together with all dividends accumulated and unpaid thereon at the rate of eight percent per annum (8%) from the date of issuance until the Effective Time, shall, subject to Sections 1.5(f) and 1.5(g), convert automatically and without any action on the part of any Party or any holder thereof into that number of shares of CyberCash Common Stock equal to (i) the Conversion Ratio multiplied by (ii) the sum of (y) the amount determined by dividing the aggregate Preferred Purchase Price (as defined in the Network 1 Articles of Incorporation) for such share of Network 1 Preferred Stock by the Conversion Rate (as such term is defined in the Network 1 Articles of Incorporation), and (z) the amount determined by dividing the cumulative dividends that are accrued and unpaid on such share of
Network 1 Preferred Stock by $6.586935.

(e) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Upon written notice to CyberCash prior to the Effective Time, each Network 1 Shareholder may elect, subject to Section 1.5(g), to receive the number of shares of CyberCash Preferred Stock in lieu of Common Merger Shares determined by dividing the number of Common Merger Shares as to which such election was made by 10 (individually an “Election” and collectively the “Elections”).

(g) Each Network 1 Shareholder shall receive Preferred Merger Shares in lieu of Common Merger Shares (on the basis of one Preferred Merger Share for each 10 Common Merger Shares), pro rata in accordance with such shareholder's right to receive Merger Shares to the extent that the Nominal Merger Share Value exceeds the Common Merger Share Limit; provided, however, that to the extent prior to the Effective Time any one or more Network 1 Shareholders have elected to receive more than their pro rata proportion of the Preferred Merger Shares, the remaining Network 1 Shareholders shall receive a proportionately reduced number of Preferred Merger Shares and a corresponding proportional increase in Common Merger Shares. In the event the number of shares subject to the Elections exceeds the number of Preferred Merger Shares, the amount of Preferred Merger Shares to be received by each such electing Network 1 Shareholder shall be reduced pro rata in proportion to their respective rights to receive Preferred Merger Shares.

(h) Notwithstanding the foregoing, no fractional shares of CyberCash Common Stock or CyberCash Preferred Stock shall be issued. Such fractional shares shall be converted into cash as provided in Section 1.8.

      1.6 Exchange of Shares.

(a) Prior to the Effective Time, CyberCash shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Network 1 Shares converted into Merger Shares pursuant to Section 1.5 (“Certificates”). On the Closing Date, CyberCash shall deliver to the Exchange Agent, in trust for the benefit of holders of Network 1 Shares, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5. No later than ten (10) business days following the Effective Time, CyberCash shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

(b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that: (i) the Certificate so surrendered shall be properly assigned, endorsed or accompanied by appropriate stock powers; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Network 1 Shares for any Merger Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, only upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, shall CyberCash issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5. The board of directors of CyberCash may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to submit to CyberCash an affidavit and to give to CyberCash an indemnity against any claim that may be made against CyberCash with respect to the Certificate alleged to have been lost, stolen or destroyed. In addition, a holder of such lost, stolen or destroyed Certificate may be required by the Exchange Agent to post a bond in connection therewith.

(d) Promptly following the date that is one year from the Closing Date, the Exchange Agent shall return to CyberCash all Merger Shares in its possession, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to CyberCash and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5.

      1.7 Dividends.

      No dividends or other distributions that are payable to the holders of record of CyberCash Common Stock as of a date on or after the Closing Date shall be paid to former Network 1 Shareholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.6. Upon such surrender, CyberCash shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of CyberCash Common Stock as of a date on or after the Closing Date and that were paid or delivered between the Effective Time and the time of such surrender; provided, however, that no such person shall be entitled to receive any interest on such dividends or other distributions.

      1.8 Fractional Shares.

      No certificates or scrip representing fractional Merger Shares shall be issued to former Network 1 Shareholders upon the surrender for exchange of Certificates, and such former Network 1 Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a shareholder of CyberCash with respect to any fractional Merger Shares that would otherwise be issued to such former Network 1 Shareholders. In lieu of any fractional Merger Shares that would otherwise be issued, upon proper surrender of such person's Certificates each former Network 1 Shareholder that would have been entitled to receive (i) a fractional Common Merger Share shall receive a cash payment equal to the CyberCash Share Market Value, multiplied by the fraction of a share that such Network 1 Shareholder would otherwise be entitled to receive; and (ii) a fractional Preferred Merger Share shall receive a cash payment equal to ten times the CyberCash Share Market Value, multiplied by the fraction of a share that such Network 1 Shareholder would otherwise be entitled to receive.

      1.9 Options; Warrants and Restricted Stock.

(a) At the Effective Time, each option (each, an “Option,” and collectively the “Options”) to purchase Network 1 Common Stock issued by Network 1 pursuant to the Network 1 Financial Corporation 1999 Stock Option and Incentive Plan (the "Network 1 Stock Option Plan”) or otherwise, to the extent outstanding and not exercised immediately prior to the Effective Time, shall become and represent an option to acquire, such number of shares of CyberCash Common Stock as is equal to the number of shares of Network 1 Common Stock subject to the unexercised portion of such Option immediately prior to the Effective Time multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). Except as provided in Section 1.9, all other provisions of each Option in effect immediately prior to the Effective Time shall otherwise remain unchanged. Each Option awarded under the Network 1 Stock Option Plan that is assumed by CyberCash shall automatically and without any action on the part of any Party or any holder thereof have the vesting rights set forth in Section 1.9 of the letter to be delivered by the Parties as of the date hereof (the “Disclosure Letter”).

(b) At the Effective Time, each warrant to purchase Network 1 Common Stock issued by Network 1, (each, a “Common Warrant” and collectively the "Warrants”), to the extent outstanding and not exercised immediately prior to the Effective Time, shall become and represent a warrant to acquire, on the same terms and conditions as were applicable under such Common Warrant immediately prior to the Effective Time, such number of shares of CyberCash Common Stock as is equal to the number of shares of Network 1 Common Stock subject to the unexercised portion of such Common Warrant immediately prior to the Effective Time multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Common Warrant shall be equal to the exercise price of such Common Warrant immediately prior to the Effective Time, divided by the Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). The term and all of the other provisions of each Common Warrant in effect immediately prior to the Effective Time shall otherwise remain unchanged.

(c) As soon as practicable after the Effective Time, CyberCash or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders’ rights pursuant to such Options and Warrants, as amended by this Section 1.9. The agreements evidencing the Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and in Section 1.9 of the Disclosure Letter and such notice) and CyberCash shall enter into an amendment to the applicable option or warrant agreements to such effect. Network 1 shall obtain, prior to the Closing, the consent (in such form as approved by CyberCash) from each holder of a Warrant or an Option to the assumption of such Warrant or Option, as the case may be, and to any revisions to the option or warrant agreement associated therewith pursuant to this Section 1.9 and Section 1.9 of the Disclosure Letter.

(d) CyberCash shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CyberCash Common Stock for delivery upon exercise of the Options and Warrants issued or exchanged, as the case may be, in accordance with this Section 1.9. Promptly after the Closing Date, CyberCash shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of CyberCash Common Stock subject to the Options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Options remain outstanding.

(e) All Network 1 Shares which are subject to restrictions (the “Network 1 Restricted Stock”) shall be converted into shares of CyberCash Common Stock pursuant to the terms of Section 1.5 hereof, and on and after the Effective Date such CyberCash Common Stock shall continue to be subject to all terms, conditions and restrictions applicable to Network 1 Restricted Stock prior to the Effective Date.

      1.10 Articles of Incorporation.

      At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by VSCA; provided, however, that Section 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the Corporation is NETWORK 1 FINANCIAL CORPORATION.”

      1.11 By-laws.

      The By-laws of the Surviving Corporation shall be the same as the By-laws of Merger Sub immediately prior to the Effective Time.

      1.12 Directors and Officers.

      The officers and directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation after until duly changed in accordance with applicable law, and its Articles of Incorporation and By-laws.

      1.13 No Further Rights.

      All shares of CyberCash Common Stock issued upon the surrender for exchange of shares of Network 1 Shares in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Network 1 Shares.

      1.14 Closing of Transfer Books.

      At the Effective Time, the stock transfer books of Network 1 shall be closed and no transfer of Network 1 Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, such Certificates shall be canceled and exchanged for Merger Shares in accordance with Section 1.5.

      1.15 Tax and Accounting Consequences.

      It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and (b) qualify for accounting treatment under the purchase method, and that this Agreement constitutes a plan of reorganization within the meaning of the Code.

      1.16 Taking of Necessary Action; Further Action.

      If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CyberCash and Merger Sub, the officers and directors of Network 1 and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      1.17 Adjustment.

      In the event that, subsequent to the date of this Agreement but prior to the Effective Time, CyberCash or Network 1 shall effect a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, merger, exchange, recapitalization or other similar transactions (or a record date shall have been set for such purpose), the provisions of this Article I shall be appropriately adjusted.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF NETWORK 1

      Network 1 represents and warrants to CyberCash and Merger Sub that, as of the date hereof, the statements contained in this Article II are true and correct, except as set forth in the Disclosure Letter.

      2.1 Organization, Qualification and Corporate Power.

      Network 1 is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Virginia. Network 1 is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Network 1. Network 1 has furnished to CyberCash true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter “Charter” and “By-laws,” respectively). Network 1 is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date.

      2.2 Capitalization.

      The authorized capital stock of Network 1 consists of (a) 20,000,000 shares of Network 1 Common Stock, of which 8,218,234 shares are issued and outstanding; and (b) 5,000,000 shares of Network 1 Preferred Stock, of which 943,693 shares are issued and outstanding. No shares of the capital stock of Network 1 are held in the treasury of Network 1. Section 2.2 of the Disclosure Letter sets forth as of the date hereof a complete and accurate list of (a) all shareholders of Network 1, indicating the type and number of Network 1 Shares held by each shareholder and (b) all holders of Network 1 Convertible Debentures, Options and Warrants, indicating the type and number of Network 1 Shares subject to each Network 1 Convertible Debenture, Option and Warrant and the conversion or exercise price thereof. All of the Options and Warrants have been granted pursuant to a form of agreement or other instrument previously provided to CyberCash. All of the issued and outstanding Network 1 Shares are, and all Network 1 Shares that may be issued upon conversion or exercise of the Network 1 Convertible Debentures, Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in Section 2.2 of the Disclosure Letter, there are no declared or accrued but unpaid dividends with regard to any issued and outstanding Network 1 Shares. Holders of issued and outstanding Network 1 Shares have no basis for asserting rights to rescind the purchase of any such Network 1 Shares. Other than the Network 1 Convertible Debentures, Network 1 Preferred Stock, Options and Warrants, there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which Network 1 is a party or which are binding upon Network 1 providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Network 1. Except as set forth on Section 2.2 of the Disclosure Letter, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Network 1 Shares (a) between or among Network 1 and any Network 1 Shareholders and (b) to Network 1’s knowledge, between or among any Network 1 Shareholders. Except as set forth in Section 2.2 of the Disclosure Letter, there are no obligations, contingent or otherwise, of Network 1 to repurchase, redeem or otherwise acquire any equity securities of any class of Network 1 or any Network 1 Convertible Debentures.

      2.3 Authorization of Transaction.

      Network 1 has the corporate power and authority to execute and deliver this Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed in connection with the transactions contemplated by this Agreement (collectively the “Transaction Agreements”) to which it is a party and to perform its obligations hereunder and thereunder, subject to Network 1 Shareholder Approval. The execution and delivery of each of the Transaction Agreements to which Network 1 is a party and, subject to: (a) the approval of the Merger by (i) holders of more than two-thirds of the outstanding shares of the Network 1 Preferred Stock voting as a separate class, and (ii) the holders of more than two-thirds of the votes represented by the outstanding Network 1 Common Stock and the Network 1 Preferred Stock, voting or consenting, as the case may be, together as a single class, in each case, entitled to vote on the approval of the Merger in accordance with the VSCA, the Charter and the By-laws (the “Network 1 Shareholder Approval”); (b) the performance by Network 1 of this Agreement and the other Transaction Agreements to which

Network 1 is a party; and (c) the consummation by Network 1 of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Network 1. This Agreement and the other Transaction Agreements to which Network 1 is a party have been duly and validly executed and delivered by Network 1 (or, in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by CyberCash and Merger Sub, constitute (or, in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of Network 1, enforceable against Network 1 in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      2.4 Noncontravention.

      Subject to receipt of the Network 1 Shareholder Approval and the filing of the Articles of Merger as required by the VSCA, neither the execution and delivery of this Agreement and the other Transaction Agreements to which Network 1 is a party by Network 1, nor the consummation by Network 1 of the transactions contemplated hereby or thereby, will, except as disclosed in Section 2.4 of the Disclosure Letter: (a) conflict with or violate any provision of the Charter or By-laws of Network 1; (b) require on the part of Network 1 any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Network 1 is a party or by which Network 1 is bound or to which any of its assets is subject; (d) result in the imposition of any Security Interest upon any assets of Network 1; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Network 1, any of its properties or assets other than such conflicts, violations, defaults, cancellations or accelerations referred to in clauses (a) through (e) hereof which would not have a Material Adverse Effect on Network 1. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than: (i) mechanic’s, materialmen’s, and similar liens; (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation; and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) (“Ordinary Course of Business”) of Network 1 and which are not material to Network 1.

      2.5 Subsidiaries.

(a) Each subsidiary of Network 1 (each, a “Network 1 Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on its business as now conducted. Each Network 1 Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the lack of such qualification would not have a Material Adverse Effect on Network 1. Section 2.5 of the Disclosure Letter sets forth a list of all Network 1 Subsidiaries and their respective jurisdictions of organization and identifies Network 1’s (direct or indirect) percentage ownership interest in each such subsidiary.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Network 1 Subsidiary, is owned by Network 1 or a Network 1 Subsidiary, directly or indirectly, free and clear of any lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

(c) There are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by Network 1 or any of the Network 1 Subsidiaries or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities or partnership interests or membership interests of any Network 1 Subsidiary, including, without limitation, any agreement or commitment obligating Network 1 or any Network 1 Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, other securities, partnership interests or membership interests of any Network 1 Subsidiary or obligating Network 1 or any Network 1 Subsidiary to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to any Network 1 Subsidiary, or obligating any Network 1 Subsidiary to make any payments pursuant to any stock based or stock related plan or award.

(d) Network 1 has previously delivered or made available (or will deliver within five days of the date hereof) to CyberCash true and complete copies of the organizational documents or comparable governing instruments (including all amendments to each of the foregoing), of each Network 1 Subsidiary as in effect on the date hereof.

      2.6 Financial Statements.

      Network 1 has provided to CyberCash (i) the audited balance sheets and statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 1998 and December 31, 1999, and (ii) the unaudited balance sheet, statement of operations and statement of cash flows as of and for the nine months ended September 30, 2000 (the “Most Recent Period”). Such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles

(“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Network 1 on a consolidated basis as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Network 1; provided, however, that the Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not in the aggregate be material) and do not include footnotes.

      2.7 Absence of Certain Changes.

      Since September 30, 2000: (i) Network 1 has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect on Network 1; and (ii) Network 1 has not taken any unapproved actions set forth in paragraphs (a) through (q) of Section 4.6 hereof.

      2.8 Undisclosed Liabilities.

      Network 1 has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for: (a) liabilities accrued or reserved against on the September 30, 2000 unaudited consolidated balance sheet (“Most Recent Balance Sheet”) of Network 1; (b) liabilities which have arisen since September 30, 2000 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) liabilities which individually or in the aggregate would not result in a Material Adverse Effect on Network 1; and (e) liabilities set forth on Section 2.8 of the Disclosure Letter.

      2.9 Tax Matters.

(a) Network 1 has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Network 1 has timely paid or will timely pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns. The accrued but unpaid Taxes of Network 1 for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Balance Sheet, adjusted through the Closing Date. All Taxes attributable to the period from the date of the Most Recent Balance Sheet through the Closing Date are attributable to the conduct by Network 1 of its operations in the Ordinary Course of Business. Network 1 has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Network 1 during a prior period) other than Network 1. All Taxes that Network 1 is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid or deposited in accordance with law. Network 1 is not currently the beneficiary of any extension of time to file any Tax Return.

(i) For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that Network 1 is liable to pay by law or otherwise.

(ii) For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedules, attachments or supporting or ancillary documentation and including any amendments or supplements thereto.

(b) Network 1 has delivered to CyberCash correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Network 1 since December 31, 1997. No examination or audit of any Tax Returns of Network 1 by any Governmental Entity is currently in progress or, to the knowledge of Network 1, threatened or contemplated. Network 1 has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency nor has any such waiver or extension been requested. All Tax Returns filed or required to be filed by Network 1 have been examined by the Internal Revenue Service or other appropriate Taxing Authority, or closed by the applicable statute of limitations, for all years through 1999.

(c) Network 1 has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Network 1 is not a party to any Tax allocation or sharing agreements.

(d) No claim has ever been made by an authority in a jurisdiction where Network 1 does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) There are no liens on any of the assets of Network 1 that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) There is no dispute or claim concerning any Tax Liability of Network 1 either (A) claimed or raised by any authority in writing or (B) as to which Network 1 has knowledge.

(g) Network 1 does not have (and will not have, as a result of the transactions contemplated by this Agreement) any obligation to make a payment that will not be deductible under Code Section 280G. Network 1 has not taken any position on its federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Network 1 (A) has never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Network 1) under Reg. Section 1.1502.6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Network 1 has not taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.

      2.10 Assets.

      Network 1 has good and valid title to all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of Network 1 (tangible or intangible) is subject to any Security Interest except the following: (i) items disclosed in Section 2.10 of the Disclosure Letter; and (ii) liens for current taxes not yet due and payable for which adequate reserves have been provided in the Most Recent Balance Sheet.

      2.11 Owned Real Property.

      Network 1 does not own any real property.

      2.12 Intellectual Property.

      Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Network 1: (a) Network 1 and each Network 1 Subsidiary owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Network 1, the use of any Intellectual Property by Network 1 and the Network 1 Subsidiaries does not infringe on or otherwise violate the rights of any person; (c) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which Network 1 or any Network 1 Subsidiary acquired the right to use any Intellectual Property; and (d) to the knowledge of Network 1, no person is challenging, infringing on or otherwise violating any right of Network 1 or any Network 1 Subsidiary with respect to any Intellectual Property owned by and/or licensed to Network 1 or the Network 1 Subsidiaries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Network 1, neither Network 1 nor any Network 1 Subsidiary has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by

Network 1 and the Network 1 Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Network 1 or the Network 1 Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

      2.13 Real Property Leases.

      Section 2.13 of the Disclosure Letter lists all real property leased or subleased to Network 1. Network 1 has delivered to CyberCash correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.13 of the Disclosure Letter. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Letter:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to Network 1, to Network 1’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

(b) Network 1 is not in breach or default under any such lease or sublease, and, to Network 1’s knowledge, no other party to the lease or sublease is in breach or default, to Network 1’s knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(c) there are no disputes, oral agreements or forbearance programs in effect as to any lease or sublease to which Network 1 is a party; and

(d) Network 1 has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold to which Network 1 is a party.

      2.14 Contracts.

      Section 2.14 of the Disclosure Letter lists the following arrangements to which Network 1 is a party (the “Contracts”):

(a) any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

(b) any arrangement (or group of related arrangements) with settlement banks, sponsoring banks, transaction processors or other financial institutions or financial intermediaries for the provision of any credit card, secure e-commerce or data transaction processing services, bankcard and settlement services or other related services;

(c) any arrangement (or group of related arrangements) for the furnishing or receipt of services:

(i) which calls for performance over a period of more than one year;

(ii) in the case of services received, which involves more than the sum of $100,000 required to be paid during the consecutive 12 month period; or following the date hereof;

(iii) in the case of furnishing services, which involves the receipt of more than the sum of $100,000 during the 12 month period ending on the Most Recent Balance Sheet Date; or

(iv) in which Network 1 has granted rights to its Intellectual Property, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any service or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(d) any arrangement establishing a partnership or joint venture;

(e) any arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(f) the form of any arrangement concerning noncompetition, including a list of all parties to such agreements;

(g) any arrangement involving any Network 1 Shareholders or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Affiliates”);

(h) any arrangement under which the consequences of a default or termination could have a Material Adverse Effect on Network 1;

(i) any other arrangement (or group of related arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business;

(j) any arrangement by which Network 1 provides maintenance or support services to any third party with regard to Network 1’s products or services and any written arrangement containing a commitment by Network 1 to provide support for any such product or service, as the case may be, for more than one year from the date of this Agreement;

(k) any arrangement by which Network 1 agrees to make available any service; and

(l) any other material contract or agreement, as such terms are defined in Regulation S-K promulgated under the Securities Act to which Network 1 is a party.

      All material Contracts are in writing. Network 1 has delivered to CyberCash a correct and complete copy of each Contract (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)) (as amended to date) listed in Section 2.14 of the Disclosure Letter. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect with respect to Network 1 and, to Network 1’s knowledge, the Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and, except as set forth in Section 2.14 of the Disclosure Letter, does not require the consent of any party to the transactions contemplated hereby; and (iii) Network 1 is not in breach or default, to Network 1’s knowledge, no other party thereto is in breach or default, and, to Network 1’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any Contract.

      2.15 Powers of Attorney.

      There are no outstanding powers of attorney executed on behalf of Network 1.

      2.16 Insurance.

(a) Section 2.16 of the Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Network 1 is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.16 of the Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

(b) Network 1 is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and, Network 1 has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Network 1 has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Network 1 is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

      2.17 Litigation.

(a) Section 2.17(a) of the Disclosure Letter identifies, and contains a description of (i) any unsatisfied judgment, order, decree, stipulation or injunction and (ii) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which Network 1, any officer, director, employee or agent of Network 1 (in such person’s capacity as an officer, director, employee or agent of Network 1, and not personally) is or was since January 1, 1997 a party or, to the knowledge of Network 1, is threatened to be made a party. Other than as set forth in Section 2.17(a) of the Disclosure Letter, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.17(a) of the Disclosure Letter, if determined adversely to Network 1, would reasonably be expected to have a Material Adverse Effect on Network 1.

(b) Section 2.17(b) of the Disclosure Letter identifies any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceeding, against Network 1.

      2.18 Employees.

      Network 1 has provided to CyberCash a written list of all employees, including, without limitation, part time employees, consultants and temporary employees (each, an “employee”) of Network 1, along with the position and the current rate of compensation of each such person on an annual, hourly or contractual basis, as the case may be, and whether the employee is covered by a bonus or commission plan. No key employee or group of employees has informed Network 1 of any plans to terminate employment with Network 1 within the next six months. Network 1 is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Network 1 has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Network 1. Network 1 is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against Network 1 under any workers compensation plan or policy or for long term disability. Network 1 has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Network 1, threatened, between Network 1 and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on Network 1. In addition, Network 1 has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in his or her employment agreements with Network 1.

      2.19 Employee Benefits.

(a) Section 2.19(a) of the Disclosure Letter contains a complete and accurate list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation (“Employee Benefit Plan”) maintained or contributed to by Network 1 or to which Network 1 is or was obligated to make payments, in each case with respect to any current or former employees, directors or agents of Network 1 (“Network 1 Employee Benefit Plan”). Network 1 is not, and has never been, a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code). Complete and accurate copies of: (i) all Network 1 Employee Benefit Plans which have been reduced to writing; (ii) written summaries of all unwritten Network 1 Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions; and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the plan years since Network 1’s inception for each Network 1 Employee Benefit Plan which is a pension plan (as defined in Section 3(2) of ERISA), have been made available to CyberCash. To Network 1’s knowledge, each Network 1 Employee Benefit Plan has been administered in all material respects in accordance with its terms, and Network 1 has met its obligations with respect to such Network 1 Employee Benefit Plan and has made all required contributions thereto within the timeframes required by applicable law and the terms of such Network 1 Employee Benefit Plans. Network 1 and all Network 1 Employee Benefit Plans are and have always been in compliance with the applicable provisions of ERISA, the Code and the regulations thereunder.

(b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Network 1 Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Network 1 Employee Benefit Plan or asserting any rights or claims to benefits under any Network 1 Employee Benefit Plan that could give rise to any material liability.

(c) All the Network 1 Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Network 1 Employee Benefit Plans are qualified as of the date hereof and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for such plan has not expired, no such determination letter has been revoked and revocation has not been threatened, and no fact exists which could adversely affect the qualified status of any such plan, except to the extent that the failure to be so qualified can be corrected under Revenue Procedures 98-22 and any successor thereto without material liability to Network 1.

(d) Network 1 has never maintained or been obligated to contribute to an Network 1 Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e) Network 1 has no unfunded obligation under any Network 1 Employee Benefit Plan to provide benefits after termination of employment to any employee of Network 1 (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage at the participant’s cost under Section 4980B of the Code and insurance conversion privileges under federal or state law.

(g) To Network 1’s knowledge, no act or omission has occurred and no condition exists with respect to any Network 1 Employee Benefit Plan that would subject Network 1 to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

(h) To Network 1’s knowledge, no Network 1 Employee Benefit Plan, summary plan description or other communication to employees by its terms prohibits Network 1 from amending or terminating any such Network 1 Employee Benefit Plan at any time, without the consent of any person, and without incurring any material liability to Network 1 other than for accrued benefits.

(i) Section 2.19(i) of the Disclosure Letter discloses each: (i) agreement, plan or arrangement under which any person may receive payments from Network 1 that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (ii) agreement or plan binding Network 1, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Network 1 Employee Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      2.20 Environmental Matters.

(a) Network 1 has complied with all applicable Environmental Laws. There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or, to the knowledge of Network 1, any investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Network 1. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to: (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or toxic or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous substances or oil or petroleum products or toxic or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) Network 1 has not released any Materials of Environmental Concern into the environment at any parcel of real property or any facility during the time when such real property or facility was leased, operated or controlled by Network 1. Network 1 is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by Network 1. For purposes of this Agreement, “Materials of Environmental Concern” means any pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), hazardous wastes (as such terms are defined under the federal Resources Conservation and

Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

      2.21 Legal Compliance.

      As of the date hereof, Network 1 is registered as an independent sales organization with Visa and a member service provider with MasterCard (collectively with Visa, the “Credit Card Associations”), is in good standing with such registrations and complies with the respective operating rules and certification requirements of each of the Credit Card Associations. To Network 1’s knowledge, each of the BIN-sponsoring financial institutions listed on Section 2.21 of the Disclosure Letter are members in good standing with the Credit Card Associations and comply with the respective operating rules and certification requirements of each of the Credit Card Associations. Network 1 and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Network 1 or its business.

      2.22 Permits.

      Section 2.22 of the Disclosure Letter sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under applicable export laws or regulations) (“Permits”) issued to or held by Network 1. Such listed Permits are the only Permits that are required for Network 1 to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on Network 1. Each such Permit is in full force and effect and, to the knowledge of Network 1, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

      2.23 Certain Business Relationships With Affiliates.

      Except as disclosed in Section 2.23 of the Disclosure Letter, no Affiliate of Network 1: (a) owns any property or right, tangible or intangible, which is used in the business of Network 1; (b) has any claim or cause of action against Network 1; or (c) owes any money to Network 1. Section 2.23 of the Disclosure Letter describes any transactions or relationships between Network 1 and any Affiliate thereof which are reflected in the Financial Statements.

      2.24 Fees.

      Except as disclosed in Section 2.24 of the Disclosure Letter, Network 1 has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

      2.25 Books and Records.

      The minute books and other similar records of Network 1 contain true and complete records of all material actions taken at any meetings of Network 1’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting through the date hereof. The books and records of Network 1 accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Network 1 and have been maintained in accordance with good business and bookkeeping practices.

      2.26 Action by Network 1.

      The board of directors of Network 1, at a meeting duly called and held, has by the unanimous vote of all directors (a) approved this Agreement in accordance with the provisions of the VSCA, and (b) directed that this Agreement and the Merger be submitted to Network 1 Shareholders for their approval and resolved to recommend that Network 1 Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

      2.27 Restrictions on Business Activities.

      Except as disclosed in Section 2.27 of the Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon Network 1 or its properties (including, without limitation, their Intellectual Property) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Network 1 as currently contemplated by Network 1, any acquisition of property by Network 1 or the conduct of any business by Network 1 following the Merger as currently conducted or proposed to be conducted by Network 1, including any exclusive distribution or licensing agreements.

      2.28 Certain Payments.

      Except as disclosed in Section 2.28 of the Disclosure Letter, to Network 1’s knowledge, neither Network 1 nor any director, officer, agent, or employee of Network 1 or any other person or entity associated with or acting for or on behalf of Network 1, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services: (1) to obtain favorable treatment in securing business; (2) to pay for favorable treatment for business secured; (3) to obtain special concessions or for special concessions already obtained, for or in respect of Network 1 or any Affiliate of Network 1; or (4) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Network 1.

      2.29 State “Anti-Takeover” Statutes.

      No “fair price” or “control share acquisition” statute or other similar statute or regulation is applicable to the Merger, this Agreement or the transactions contemplated hereby or thereby.

      2.30 Information Supplied by Network 1.

      The information supplied by Network 1 for inclusion in the Registration Statement (as defined in Section 4.4) shall not at the time the Registration Statement (as defined in Section 4.5) is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Network 1 or any of its affiliates, officers or directors should be discovered by Network 1 which is required to be set forth in an amendment to the Registration Statement, Network 1 shall promptly inform CyberCash. Notwithstanding the foregoing, Network 1 makes no representation or warranty with respect to any information furnished by or related to CyberCash or Merger Sub which is contained in any of the foregoing documents.

      2.31 Disclosure.

      No representation or warranty by Network 1 contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Network 1 pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
CYBERCASH AND MERGER SUB

      Each of CyberCash and Merger Sub represents and warrants to Network 1 that the statements contained in this Article III are true and correct in all material respects except as set forth in the Disclosure Letter.

      3.1 Organization.

      Each of CyberCash and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of CyberCash and Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Network 1. Each of CyberCash and Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Neither CyberCash nor Merger Sub is in material default under or in violation of any provisions of CyberCash’s Articles of Incorporation, Merger Sub’s Articles of Incorporation or its By-laws, each as amended to date.

      3.2 Capitalization.

(a) The authorized capital stock of CyberCash consists of 80,000,000 shares of CyberCash Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share of CyberCash (“CyberCash Preferred Stock”). No shares of CyberCash Preferred Stock is outstanding. As of the date hereof: (i) 25,943,027 shares of CyberCash Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 20,000 shares of CyberCash Common Stock were held in the treasury of CyberCash; (iii) 4,064,352 shares of CyberCash Common Stock were reserved for issuance under CyberCash’s stock option plans; and (iv) 9,331,295 shares of CyberCash Common Stock have been reserved for issuance upon exercise of outstanding warrants or convertible debentures. All shares of CyberCash Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all liens and encumbrances and subject to no preemptive rights. Except as set forth in Section 3.2 of the Disclosure Letter, there are no obligations, contingent or otherwise, of

CyberCash to repurchase, redeem or otherwise acquire any equity securities of any class of CyberCash.

(b) Except as set forth in this Section 3.2, there are no equity securities of any class of CyberCash, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the CyberCash stock option plans listed in the Disclosure Letter or any related agreement in effect as of the date of this Agreement as set forth in this Section 3.2 or in Section 3.2 of the Disclosure Letter, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CyberCash or any of its subsidiaries is a party or by which it is bound obligating CyberCash to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CyberCash or obligating CyberCash to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of CyberCash, except for ancillary agreements as are required by this Agreement and as set forth in Section 3.2 of the Disclosure Letter, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of CyberCash.

      3.3 Authorization of Transaction.

      Each of CyberCash and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder, subject to (i) approval and adoption of the Charter Amendment by the holders of a majority of the outstanding CyberCash Common Stock, and approval of the issuance of more than 20% of the number of shares of CyberCash Common Stock outstanding immediately prior to such issuance in connection with the transactions contemplated hereby by the holders of a majority of the CyberCash Common Stock present in person or by proxy and voting on the proposal at the CyberCash Special Meeting (the “CyberCash Shareholder Approval”), (ii) the execution and delivery of each of the Transaction Agreements, (iii) the performance of each of the Transaction Agreements in each case to which CyberCash or Merger Sub is a party, and (iv) the consummation of the transactions contemplated hereby and thereby by CyberCash and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of CyberCash and Merger Sub. This Agreement and the other Transaction Agreements to which CyberCash or Merger Sub is a party have been duly and validly executed and delivered by CyberCash and Merger Sub, as the case may be (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by Network 1, constitute (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of CyberCash and Merger Sub, as the case may be, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      3.4 Noncontravention.

      Subject to compliance with: (a) the applicable requirements of the Securities Act, the Exchange Act, and any applicable state or foreign securities laws; (b) the filing of the Articles of Merger as required by the VSCA; and (c) the filing with the SEC, the Nasdaq Stock Market, Inc. and the National Association of Securities Dealers, Inc. (“NASD”) of any registration statement and the declaration by the SEC of the effectiveness of such registration statement, neither the execution and delivery of this Agreement, nor the consummation by CyberCash or Merger Sub of the transactions contemplated hereby or thereby, will, except as disclosed in Section 3.4 of the Disclosure Letter: (1) conflict with or violate any provision of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or By-laws of CyberCash or Merger Sub; (2) require on the part of CyberCash or Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (3) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which CyberCash or Merger Sub is a party or by which either is bound or to which any of their assets are subject; (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CyberCash or Merger Sub or any of their properties or assets; (5) result in the imposition of any Security Interest upon any assets of CyberCash; or (6) trigger any anti-dilution or reset provisions of any warrants, options or other rights to receive CyberCash Common Stock.

      3.5 Subsidiaries

(a) Each company in which CyberCash owns 50% or more of the voting securities, including Merger Sub, (each a “CyberCash Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on its business as now conducted. Each CyberCash Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary. Section 3.5 of the Disclosure Letter sets forth a list of all CyberCash Subsidiaries and their respective jurisdictions of organization and identifies CyberCash’s (direct or indirect) percentage ownership interest therein;

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each CyberCash Subsidiary, is owned by CyberCash or a CyberCash Subsidiary, directly or indirectly, free and clear of any lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests); and

(c) There are no outstanding subscriptions, options, warrants, rights or convertible or exchangeable securities issued by CyberCash or any of the CyberCash Subsidiaries or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities or partnership interests or membership interests of any CyberCash Subsidiary, including, without limitation, any agreement or commitment obligating CyberCash or any CyberCash Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, other securities, partnership interests or membership interests of any CyberCash Subsidiary or obligating CyberCash or any CyberCash Subsidiary to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security or other similar agreement or commitment with respect to any CyberCash Subsidiary, or obligating any CyberCash Subsidiary to make any payments pursuant to any stock based or stock related plan or award.

      3.6 Reports and Financial Statements.

      CyberCash has previously furnished or made available to Network 1 complete and accurate copies, as amended or supplemented, of all reports filed by CyberCash under Section 13, 14 or 15(d) of the Exchange Act with the SEC since March 30, 2000, inclusive of its Form 10-K filed on that date (such reports are collectively referred to herein as the “CyberCash Reports”). As of their respective dates, CyberCash Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of CyberCash included in CyberCash Reports: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act); (c) fairly present the consolidated financial condition, results of operations and cash flows of CyberCash as of the respective dates thereof and for the periods referred to therein; and (d) are consistent with the books and records of CyberCash.

      3.7 Absence of Certain Changes.

      Since September 30, 2000: (i) CyberCash has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect; except as disclosed in Section 3.7 of the Disclosure Letter; and (ii) CyberCash has not taken any unapproved actions set forth in paragraphs (a) through (q) of Section 4.6 hereof.

      3.8 Undisclosed Liabilities

      CyberCash has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for: (a) liabilities accrued or reserved against on the Most Recent Balance Sheet of CyberCash; (b) liabilities which have arisen since September 30, 2000 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) liabilities which individually or in the aggregate would not result in a Material Adverse Effect on CyberCash; and (e) liabilities set forth on Section 3.8 of the Disclosure Letter.

      3.9 Tax Matters.

      Except as set forth in Section 3.9 of the Disclosure Letter:

(a) CyberCash has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. CyberCash has paid or will pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which CyberCash is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of CyberCash for tax periods through September 30, 2000 do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on CyberCash’s most recent balance sheet adjusted through the Closing Date. All Taxes attributable to the period January 1, 2000 through the Closing Date are attributable to the conduct by CyberCash of its operations in the Ordinary Course of Business. CyberCash has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included CyberCash during a prior period) other than CyberCash. All Taxes that CyberCash is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which CyberCash is maintaining reserves adequate for their payment.

(b) No examination or audit of any Tax Returns of CyberCash by any Governmental Entity is currently in progress or, to the knowledge of CyberCash, threatened or contemplated, except with respect to which, if determined adversely to CyberCash would not reasonably be expected to result in a Material Adverse Effect on CyberCash. Neither CyberCash has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

(c) CyberCash is not a party to any Tax allocation or sharing agreements.

(d) No claim has been made by an authority in a jurisdiction where CyberCash does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) There are no liens on any of the assets of CyberCash that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) There is no dispute or claim concerning any Tax Liability of CyberCash either (i) claimed or raised by any authority in writing or (ii) as to which CyberCash has knowledge.

(g) CyberCash has not taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.

      3.10 Intellectual Property.

      Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CyberCash: (a) CyberCash and each CyberCash Subsidiary owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of CyberCash, the use of any Intellectual Property by CyberCash and the CyberCash Subsidiaries does not infringe on or otherwise violate the rights of any person; (c) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which CyberCash or any CyberCash Subsidiary acquired the right to use any Intellectual Property; and (d) to the knowledge of CyberCash, no person is challenging, infringing on or otherwise violating any right of CyberCash or any CyberCash Subsidiary with respect to any Intellectual Property owned by and/or licensed to CyberCash or the CyberCash Subsidiaries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CyberCash, neither CyberCash nor any CyberCash Subsidiary has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by CyberCash and the CyberCash Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by CyberCash or the CyberCash Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. Section 3.10 of the Disclosure Letter sets forth the status of any CyberCash employee confidentiality agreements.

      3.11 Contracts.

      Section 3.11 of the Disclosure Letter lists the following arrangements to which CyberCash is a party (the “CyberCash Contracts”):

(a) any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

(b) any arrangement (or group of related arrangements) with settlement banks, sponsoring banks, transaction processors or other financial institutions or financial intermediaries for the provision of any credit card, secure e-commerce or data transaction processing services, bankcard and settlement services or other related services;

(c) any arrangement or group of related arrangements) for the furnishing or receipt of services:

(i) which calls for performance over a period of more than one year;

(ii) in the case of services received, which involves more than the sum of $100,000 required to be paid during the 12 month period following the date hereof;

(iii) in the case of furnishing services, which involves the receipt of more than the sum of $100,000 during the 12 month period ending on the Most Recent Balance Sheet Date; or

(iv) in which CyberCash has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any service or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(d) any arrangement establishing a partnership or joint venture;

(e) any arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(f) the form of any arrangement concerning noncompetition, including a list of all parties to such agreements;

(g) any arrangement involving any of CyberCash Shareholders or their Affiliates;

(h) any arrangement under which the consequences of a default or termination could have a Material Adverse Effect on CyberCash;

(i) any other arrangement (or group of related arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business;

(j) any arrangement by which CyberCash provides maintenance or support services to any third party with regard to CyberCash’s products or services and any written arrangement containing a commitment by CyberCash to provide support for any such product or service, as the case may be, for more than one year from the date of this Agreement;

(k) any arrangement by which CyberCash agrees to make available any service; and

(l) any other material contract or agreement, as such terms are defined in Regulation S-K promulgated under the Securities Act to which CyberCash is a party.

      All material CyberCash Contracts are in writing and are in Section 3.11 of the Disclosure Letter. With respect to each CyberCash Contract so listed: (i) the CyberCash Contract is legal, valid, binding and enforceable and in full force and effect with respect to CyberCash and, to CyberCash’s knowledge, the CyberCash Contract is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the CyberCash Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and, except as set forth in Section 3.11 of the Disclosure Letter, does not require the consent of any party to the transactions contemplated hereby; and (iii) CyberCash is not in breach or default, to CyberCash’s knowledge, no other party thereto is in breach or default, and, to CyberCash’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any Contract.

      3.12 Litigation.

      Except as disclosed in Section 3.12 of the Disclosure Letter, neither CyberCash nor Merger Sub is a party to, nor are its assets or properties subject to (i) any unsatisfied judgment, order, decree, stipulation or injunction or (ii) any claim, complaint, action, suit, proceeding, hearing or, to CyberCash’s knowledge, investigation of or in any Governmental Entity, other than judgments, orders, decrees, stipulations, injunctions, claims, complaints, actions, suits, proceedings, hearings or, to CyberCash’s knowledge, investigations that, if determined adversely to CyberCash or Merger Sub would not reasonably be expected to have a Material Adverse Effect on CyberCash.

      3.13 Employees.

      Except as disclosed in Section 3.13 of the Disclosure Letter, CyberCash is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. CyberCash has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of CyberCash. CyberCash is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against CyberCash under any workers compensation plan or policy or for long term disability. CyberCash has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of CyberCash, threatened, between CyberCash and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on CyberCash.

      3.14 Employee Benefits.

(a) Section 3.14(a) of the Disclosure Letter contains a complete and accurate list of each Employee Benefit Plan maintained or contributed to by CyberCash or to which CyberCash is or was obligated to make payments, in each case with respect to any current or former employees, directors or agents of CyberCash (“CyberCash Employee Benefit Plan”). CyberCash is not, and has never been, a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code). Complete and accurate copies of: (i) all CyberCash Employee Benefit Plans which have been reduced to writing; (ii) written summaries of all unwritten CyberCash Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions; and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the plan years since CyberCash’s inception for each CyberCash Employee Benefit Plan which is a pension plan (as defined in Section 3(2) of ERISA), have been made available to Network 1. To CyberCash’s knowledge, each CyberCash Employee Benefit Plan has been administered in all material respects in accordance with its terms, and CyberCash has met its obligations with respect to such CyberCash Employee Benefit Plan and has made all required contributions thereto within the timeframes required by applicable law and the terms of such CyberCash Employee Benefit Plans. CyberCash and all CyberCash Employee Benefit Plans are and have always been in compliance with the applicable provisions of ERISA, the Code and the regulations thereunder.

(b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the CyberCash Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any CyberCash Employee Benefit Plan or asserting any rights or claims to benefits under any CyberCash Employee Benefit Plan that could give rise to any material liability.

(c) All the CyberCash Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such CyberCash Employee Benefit Plans are qualified as of the date hereof and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for such plan has not expired, no such determination letter has been revoked and revocation has not been threatened, and no fact exists which could adversely affect the qualified status of any such plan, except to the extent that the failure to be so qualified can be corrected under Revenue Procedures 98-22 and any successor thereto without material liability to CyberCash.

(d) CyberCash has never maintained or been obligated to contribute to an CyberCash Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e) CyberCash has no unfunded obligation under any CyberCash Employee Benefit Plan to provide benefits after termination of employment to any employee of CyberCash (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage at the participant’s cost under Section 4980B of the Code and insurance conversion privileges under federal or state law.

(g) To CyberCash’s knowledge, no act or omission has occurred and no condition exists with respect to any CyberCash Employee Benefit Plan that would subject CyberCash to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

(h) To CyberCash’s knowledge, no CyberCash Employee Benefit Plan, summary plan description or other communication to employees by its terms prohibits CyberCash from amending or terminating any such CyberCash Employee Benefit Plan at any time, without the consent of any person, and without incurring any material liability to CyberCash other than for accrued benefits.

(i) Section 3.14(i) of the Disclosure Letter discloses each: (i) agreement, plan or arrangement under which any person may receive payments from CyberCash that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (ii) agreement or plan binding CyberCash, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any CyberCash Employee Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      3.15 Legal Compliance.

      Except as disclosed in Section 3.15 of the Disclosure Letter, CyberCash and Merger Sub and the conduct and operations of their respective businesses are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to CyberCash and Merger Sub or their respective businesses, except for any violation of or default which would not reasonably be expected to have a Material Adverse Effect on CyberCash and Merger Sub.

      3.16 Books and Records.

      The minute books and other similar records of CyberCash contain true and complete records of all material actions taken at any meetings of CyberCash’s stockholders, board of directors or any committee thereof and all written consents executed in lieu of the holding of any such meeting through the date hereof. The books and records of CyberCash accurately reflect in all material aspects the assets, liabilities, business, financial condition and results of operations of CyberCash and have been maintained in accordance with good business and bookkeeping practices.

      3.17 Action by CyberCash and Merger Sub.

      The board of directors of CyberCash and Merger Sub, at meetings duly called and held, have by the unanimous vote of all directors: (a) determined that the Merger is fair and in the best interests of CyberCash and Merger Sub, and each of its shareholders; (b) adopted this Agreement in accordance with the provisions of the VSCA and the Delaware General Corporation Law (“DGCL”); and (c) directed that the Charter Amendment and the issuance of the Merger Shares as contemplated hereby be submitted to the CyberCash Shareholders for their adoption and approval, and resolved to recommend that the CyberCash Shareholders vote in favor of the adoption of the Charter Amendment and the issuance of the Merger Shares. The sole shareholder of Merger Sub by written consent has adopted and approved this Agreement in accordance with the provisions of the VSCA.

      3.18 Information Supplied by CyberCash.

      The information supplied by CyberCash for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by CyberCash for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the CyberCash Shareholders in connection with the meeting of the CyberCash Shareholders to consider the approval of the Charter Amendment and the issuance of the Merger Shares (the “CyberCash Special Meeting”) or at the time of the

CyberCash Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CyberCash Special Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to CyberCash or any of its affiliates, officers or directors should be discovered by CyberCash which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, CyberCash shall promptly inform Network 1. Notwithstanding the foregoing, CyberCash makes no representation or warranty with respect to any information supplied by Network 1 which is contained in any of the foregoing documents.

      3.19 Restrictions on Business Activities.

      Except as disclosed in Section 3.19 of the Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon CyberCash or its properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of CyberCash as currently contemplated by CyberCash, any acquisition of property by CyberCash or the conduct of any business by CyberCash following the Merger as currently conducted or proposed to be conducted by CyberCash including any exclusive distribution or licensing agreements.

      3.20 Brokers’ Fees.

      Neither CyberCash nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent other than First Annapolis Capital, Inc. with respect to the transactions contemplated by this Agreement.

      3.21 Opinion of Financial Advisor.

      The board of directors of CyberCash has received the opinion of First Annapolis Capital, Inc. to the effect that, as of the date of this Agreement, the Merger is fair to CyberCash from a financial point of view.

ARTICLE IV
COVENANTS

      4.1 Best Efforts.

      Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      4.2 Notices and Consents.

      Each of CyberCash, Merger Sub and Network 1 shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from the holders of Network 1 Preferred Stock, Network 1 Convertible Debentures, third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to CyberCash, Merger Sub or Network 1, respectively, in connection with the transactions contemplated by this Agreement (including without limitation, with respect to Network 1, those listed in Section 2.4 or Section 2.22 of the Disclosure Letter).

      4.3 Special Meetings.

(a) Network 1 Special Meeting.

(i) No later than February 28, 2001, Network 1 shall hold a special meeting of Network 1 Shareholders to be held to vote in favor of the adoption of this Agreement and the approval of the Merger (the “Network 1 Special Meeting”) in accordance with the VSCA and shall solicit proxies from its shareholders to vote in favor of the approval of the Merger at the Network 1 Special Meeting. In lieu of Network 1 calling a Special Meeting of Network 1 Shareholders, Network 1 may circulate for execution a written consent of shareholders in lieu of special meeting.

(ii) Network 1 will send the Shareholder Materials to the shareholders of Network 1, in a timely manner, for the purposes of considering approval of the Merger, either at Network 1 Special Meeting or by their execution of a written consent. Network 1 and CyberCash each will promptly provide all information relating to its respective business or operations necessary for inclusion in the Shareholder Materials to satisfy all requirements of applicable state and federal securities laws. Network 1 and CyberCash will not provide or publish to Network 1 Shareholders any material concerning them or their Affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby. Network 1 shall comply with all applicable provisions of the VSCA in the preparation, filing and distribution of any Shareholder Materials, the solicitation of proxies thereunder, and the calling and holding of Network 1 Special Meeting.

(iii) Network 1, acting through its board of directors, shall include in any Shareholder Materials the recommendation of its board of directors that Network 1 Shareholders vote in favor of the approval of the Merger, and shall otherwise use its best efforts to obtain the Network 1 Shareholder Approval.

(iv) Network 1 shall vote the proxies solicited at Network 1 Special Meeting from Network 1 Shareholders in favor of the approval of the Merger.

(b) CyberCash Special Meeting.

(i) As soon as practicable after the date hereof, CyberCash shall hold the CyberCash Special Meeting in accordance with the DGCL and shall solicit proxies from its shareholders to vote in favor of the approval and adoption of the Charter Amendment and approval of the issuance of the Merger Shares at the CyberCash Special Meeting.

(ii) CyberCash will send the Proxy Statement/Prospectus to the CyberCash Shareholders, in a timely manner, for the purposes of considering approval and adoption of the Charter Amendment and approval of the issuance of the Merger Shares at the CyberCash Special Meeting.

(iii) CyberCash, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that CyberCash Shareholders vote in favor of the approval and adoption of the Charter Amendment and approval of the issuance of the Merger Shares and shall otherwise use its best efforts to obtain the CyberCash Shareholder Approval.

(iv) CyberCash shall vote the proxies solicited at the CyberCash Special Meeting from CyberCash Shareholders in favor of the approval of the Charter Amendment and the approval of the issuance of the Merger Shares.

      4.4 Registration Statement and Proxy Statement.

      CyberCash and Network 1 shall cooperate and promptly prepare and file with the SEC within 30 business days following execution of this Agreement or as soon as practicable thereafter, a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act, with respect to the Merger Shares, a portion of which Registration Statement shall also serve as the proxy statement/prospectus (the “Proxy Statement/Prospectus”) with respect to CyberCash Special Meeting. The Parties shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. CyberCash shall use all reasonable efforts, and Network 1 shall cooperate with CyberCash, to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. CyberCash shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Registration Statement to Network 1 and advise Network 1 of any verbal comments with respect to the Registration Statement received from the SEC. CyberCash shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or “Blue Sky” permits or approvals required to carry out the Merger and shall pay all expenses incident thereto. CyberCash agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the CyberCash Special Meeting and Network 1 Special Meeting, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by CyberCash in reliance upon and in conformity with written information concerning Network 1 furnished to CyberCash by Network 1 specifically for use in the Proxy Statement/Prospectus. Network 1 agrees that the written information concerning Network 1 provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of the shareholders of Network 1 and CyberCash, or, in the case of written information concerning Network 1 provided by Network 1 for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus shall be made by CyberCash or Network 1 without the approval of the other Party. CyberCash shall advise Network 1, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Merger Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. CyberCash will also undertake to file a Registration Statement (including by way of a post-effective amendment to Form S-4) to register shares of CyberCash Common Stock acquired by Affiliates of Network 1 in the Merger for resale under the Securities Act.

      4.5 Operation of Business.

      Except as contemplated by this Agreement or as set forth in Section 4.5 of the Disclosure Letter, during the period from the date of this Agreement to the Effective Time, each of Network 1 and CyberCash shall conduct its respective operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither Network 1 nor CyberCash shall, without the written consent of the other Party:

(a) except as set forth in Section 4.14 hereof, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, options or warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities, options or warrants (including the acceleration of vesting);

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.19(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

(e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) amend its Charter or By-laws;

(g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as required by CyberCash;

(h) discharge or satisfy any Security Interest or pay any obligation or liability, or enter into any settlement agreement with respect to any actual or potential claims or causes of action;

(i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

(j) sell, assign, transfer or license any Intellectual Property except for Intellectual Property licenses entered in the Ordinary Course of Business;

(k) make or commit to make any capital expenditure in excess of $25,000 per item;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of such Party set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

(m) hire, terminate or discharge any employee or engage or terminate any consultant, except for (i) the hiring of persons for whom offers of employment are outstanding on the date hereof, (ii) as set forth on Section 3.7 of the Disclosure Letter or (iii) in the Ordinary Course of Business;

(n) enter into any material contract, other than in the Ordinary Course of Business and as provided to the other Party, or any material amendment or termination of, or take any action that would constitute a default under, or waive, release or assign any rights under, any material contract to which Network 1 or CyberCash, as the case may be, is a party or by which it is bound;

(o) commence any litigation other than (i) for the routine collection of bills, or (ii) in such cases where such Party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of such Party’s business, provided, however, the other Party is consulted prior to the filing of such a suit;

(p) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(q) amend or waive any agreements with respect to confidentiality, non-disclosure or non-solicitation with any employees of such Party; or

(r) agree in writing or otherwise to take any of the foregoing actions.

      4.6 Full Access; Confidentiality.

      The Parties shall permit representatives of the other Parties to have full access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party, subject to compliance with applicable confidentiality obligations.

      4.7 Notice of Breaches.

      Network 1 shall promptly deliver to CyberCash written notice of any event or development that would (a) render any statement, representation or warranty of Network 1 in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect or (b) constitute or result in a breach by Network 1 or any of its Affiliates of, or a failure by Network 1 or any of its Affiliates to comply with, any agreement or covenant in this Agreement applicable to such party. CyberCash or Merger Sub shall promptly deliver to Network 1 written notice of any event or development that would (a) render any statement, representation or warranty of CyberCash or Merger Sub in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect or (b) constitute or result in a breach by CyberCash or Merger Sub of, or a failure by CyberCash or Merger Sub to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

      4.8 Exclusivity.

(a) Each of the Parties agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VI, such Party shall not, directly or indirectly, through any officer, director, employee, representative, agent or affiliate of such Party, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal ”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CyberCash or its board of directors, directly or through representatives or agents on behalf of the board of directors, from: (A) furnishing non-public information to, or having discussions with, any person or entity in connection with a bona fide written Acquisition Proposal by such person or entity (whether solicited or unsolicited by CyberCash) if, prior to furnishing such non-public information to, or having discussions with, such person or entity, CyberCash receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such Party than those contained herein (a “Confidentiality Agreement”); (B) entering into negotiations with any person or entity in connection with bona fide written Acquisition Proposal (whether solicited or unsolicited by CyberCash) by such person or entity or recommending such bona fide written Acquisition Proposal to the CyberCash Shareholders, if and only to the extent that (1) such Acquisition Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the board of directors of CyberCash, after consultation with its financial advisors, result in a transaction more favorable to the CyberCash Shareholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”); and, in the reasonable good faith judgment of the board of directors of CyberCash, after consultation with its financial advisors, the person or entity making such

Superior Proposal appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and (2) prior to entering into negotiations with such person or entity, CyberCash receives from such person or entity an executed Confidentiality Agreement; or (C) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(b) Each Party shall notify the other Parties no later than 24 hours after receipt by such Party (or its advisors), of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such Party by any person or entity that informs such Party that it is considering making, or has made, an Acquisition Proposal (the “Acquisition Proposor”). Such notice to the other Parties shall be made orally and in writing and shall indicate in reasonable detail the identity of the Acquisition Proposor and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Acquisition Proposal are modified, then such Party shall notify the other Parties of the terms and conditions of such modification within 24 hours of the receipt of such modification. The target Party shall notify the other Parties at least 48 hours prior to each meeting of the board of directors at which such Party will consider taking definitive action with respect to such Acquisition Proposal or will consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to the other Parties, its recommendation for approval of the Merger.

      4.9 Employee Agreements.

      After the execution of this Agreement, each party shall use commercially reasonable efforts to obtain written confidentiality and assignment of inventions agreements in substantially the form attached hereto as Exhibit B from its current employees and employees hired after the date hereof (in accordance with this Agreement).

      4.10 Employee Matters.

      CyberCash shall use commercially reasonable efforts to make available to the employees of the Surviving Corporation all employee benefits then offered to employees of CyberCash of similar positions and responsibilities. For purposes of determining the amount of vacation and sick leave to which such employees shall be entitled upon becoming employees of CyberCash, the Surviving Corporation or any of their Affiliates, CyberCash, the Surviving Corporation and each of their Affiliates shall treat each employee’s entire period of employment with Network 1 as if it had been employment with CyberCash, the Surviving Corporation and their Affiliates, even though the employees were not actually employed by CyberCash or any of its Affiliates prior to Closing.

      4.11 Tax Free Reorganization.

      CyberCash and Network 1 shall each use its best efforts to cause the business combination to be effected within the meaning of Section 368(a) of the Code and, in the case of Network 1, to obtain the opinion of its counsel contemplated by Section 5.3. See Section 4.11 of the Disclosure Letter.

      4.12 Reasonable Commercial Efforts and Further Assurances.

      Each of the Parties shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      4.13 Confidentiality.

      Except as otherwise expressly contemplated herein, each of the Parties agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all data and information obtained by them from the other Parties (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use its best efforts to ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the Party from which such data or information was obtained, except as required by law after consultation with counsel (provided that any such party shall consult with the other party prior to making such disclosure). In the event of the termination of this Agreement, each of the Parties will return or destroy all documents, work papers and other materials (including all copies made thereof) obtained pursuant hereto.

      4.14 CyberCash and Network 1 Options.

(a) CyberCash Options. Prior to the Effective Time, CyberCash shall issue options to purchase shares of CyberCash Common Stock (the “New Options”) in accordance with Section 4.14 of the Disclosure Letter, to current employees of CyberCash for each outstanding time-based vesting option awarded prior to the date hereof under the CyberCash stock option plans, subject to (i) cancellation, effective at the Effective Time, of all previously outstanding options awarded to such holders by CyberCash, (ii) such employees' execution of the confidentiality and assignment of inventions agreements substantially in the form attached hereto as Exhibit A.

(b) Network 1 Options. Prior to the Effective Time, Network 1 (i) may issue options to purchase shares of Network 1 Common Stock to the persons and in the amounts set forth in Section 4.14 of the Disclosure Letter, pursuant to the Network 1 Stock Option Plan, and (ii) shall obtain written consents for holders of Options to (A) the assumption of the Options by

CyberCash and (B) such amendments to the Options as the Parties may mutually agree, as set forth in Sections 1.9 and 4.14 of the Disclosure Letter.

      4.15 CyberCash Board of Directors.

      CyberCash shall reconstitute its board of directors as of the Effective Time to include three nominees of CyberCash, three nominees of Network 1, and William G. Wade as provided in Section 4.15 of the Disclosure Letter.

      4.16 Regulatory Filings.

      Prior to the Effective Time, the Parties shall cooperate to make any filings required by applicable law including, to the extent required, pursuant to the Worker Adjustment and Retraining Act, 29 U.S.C. Section 2101 et. seq., together with any applicable state and local filings in connection therewith. Promptly following the Effective Time, CyberCash shall make such filings as required under Regulation U, 12 CFR Section 221, under 15 U.S.C. Section 78g.

      4.17 Indemnification.

(a) The By-laws and Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-laws and Articles of Incorporation of Network 1, which provisions shall not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of Network 1 or its Subsidiaries, unless such modification is required after the Effective Time by law. At or prior to the Effective Time, CyberCash shall purchase or assume directors’ and officers’ liability insurance coverage for Network 1’s directors and officers (“D&O Insurance”) in a form acceptable to Network 1 which shall provide such directors and officers with coverage on substantially similar terms as currently provided by Network 1 for a period of four years following the Effective Time; provided, however that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such four-year period shall not exceed $72,000. CyberCash and the Surviving Corporation each hereby agree that they will not amend, modify or cancel such directors’ and officers’ liability insurance during such four-year period.

(b) CyberCash or the Surviving Corporation shall, to the fullest extent permitted under Network 1’s current Articles of Incorporation or By-laws, indemnify and hold harmless each present and former director and officer of Network 1 or any of its Subsidiaries or any such person who was serving in such capacity, (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Actions”), (x) arising out of or pertaining to the transactions contemplated by this Agreement, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent (including any provision for the advancement of expenses) as provided in Network 1’s Articles of Incorporation or By-laws or any written agreements between Network 1 and any such Indemnified Party regarding indemnification as in effect on the date hereof, in each case for a period of four years after the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such Actions (whether arising before or after the Effective Time), the Indemnified Parties shall promptly notify CyberCash or the Surviving Corporation in writing, but the failure to so notify shall not relieve CyberCash or the Surviving Corporation of its obligations under this Section 4.17(b) except to the extent it is materially prejudiced by such failure, and CyberCash or the Surviving Corporation shall have the right to assume the defense thereof including the employment of counsel reasonably satisfactory to such Indemnified Parties. CyberCash or the Surviving Corporation shall not be liable for any settlement of any such Actions effected without its written consent. Neither CyberCash nor the Surviving Corporation shall settle any Actions without the written consent of the relevant Indemnified Parties, which consent shall not be unreasonably withheld.

(c) The provisions of this Section 4.17 shall survive the consummation of the Merger at the Effective Time, is intended for the irrevocable benefit of Network 1, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of CyberCash or the Surviving Corporation and shall be enforceable by the Indemnified Parties.

      4.18 Pre-Closing Adjustment.

      If and at such time prior to January 6, 2002 the Closing Date that the exercise price is reset for those certain warrants issued by CyberCash on January 6, 1999 and March 31, 1999 (the “Adjustable Warrants”), and the shares of CyberCash Common Stock underlying the Adjustable Warrants are proportionately increased, the Parties shall recalculate the pro forma exchange ratio using the treasury model of accounting used by the Parties to determine the Conversion Ratio and Merger Shares for purposes of this Agreement, which model is more fully described in Section 4.18 of the Disclosure Letter. In the event the Parties disagree as to the proper results, an independent accounting firm mutually agreed upon by the parties shall perform the recalculation at the joint expenses of the Parties. The Parties agree that the determinations of the independent accounting firm shall be final and binding.

      4.19 Rand Settlement.

       Prior to the Network 1 Special Meeting and the CyberCash Special Meeting, Network 1 shall enter into a settlement agreement reasonably satisfactory to CyberCash with the former stockholders of Rand Bank Card Service, Inc. with respect to the Deferred Merger Consideration (as such term is defined in that certain Agreement and Plan of Merger dated January 4, 2000 by and among Network 1, NW 1 Rand Acquisition Corporation, Rand Bank Card Service, Inc. and the Rand Stockholders (as therein defined)).

      4.20 Dissolution of Voting Trust Agreement.

       Prior to the Network 1 Special Meeting and the CyberCash Special Meeting, the Voting Trust Agreement, dated December 9, 1999, between William G. Wade, Trustee, and the Network 1 Shareholders party thereto shall be dissolved by the unanimous agreement of the parties thereto (the “Voting Trust Agreement”).

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

      5.1 Conditions to Each Party’s Obligations.

      The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Shareholder Approval. (i) Network 1 shall have obtained the Network 1 Shareholder Approval in connection with the approval of the Merger by the Network 1 Shareholders, and shall have obtained such additional shareholder approval as required under Code Section 280G to exempt any payment listed in Section 2.19(i) of the Disclosure Letter from the application of Code Sections 280G and 4999, and (ii) CyberCash shall have obtained the CyberCash Shareholder Approval in connection with the approval and adoption by the CyberCash Shareholders of the Charter Amendment, and approval of the issuance of the Merger Shares; and

(b) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting CyberCash’s conduct or operation of the business of CyberCash or the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      5.2 Conditions to Obligations of CyberCash and Merger Sub.

      The obligation of each of CyberCash and Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Network 1 set forth in Article II, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and (ii) changes contemplated by this Agreement (including the Disclosure Letter attached hereto)) except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Network 1; and CyberCash shall have received a certificate of a senior executive officer and senior financial officer of Network 1 to such effect;

(b) Performance of Obligations of Network 1. Network 1 shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and CyberCash shall have received a certificate of a senior executive officer and a senior financial officer of Network 1 to such effect;

(c) Resignation of Network 1 Directors. CyberCash and Merger Sub shall have received the resignations, effective as of or prior to the Effective Time, of each director of Network 1;

(d) Consent and Waiver. The holders of Network 1 Preferred Stock and Network 1 Convertible Debentures shall have executed and delivered a consent and waiver in a form satisfactory to CyberCash.

(e) Resignation of CyberCash Directors. CyberCash shall have received the resignations, effective as of the Effective Time, consistent with Section 4.15 of the Disclosure Letter;

(f) Network 1 Options. At or as of the Effective Time, Network 1 shall have delivered to CyberCash consents from the holders of Options consenting to amendments of such holders’ option grant agreements consistent with Sections 1.9 and 4.14 of the Disclosure Letter;

(g) Conversion. As of or prior to the Effective Time, each holder of Network 1 Convertible Debentures shall have converted such Network 1 Convertible Debenture into Network 1 Common Stock;

(h) Rand Settlement. Network 1 shall have complied with Section 4.19 hereof; and

(i) Dissolution of Voting Trust. The provisions of Section 4.20 hereof shall have been satisfied.

      5.3 Conditions to Obligations of Network 1.

      The obligation of Network 1 to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of CyberCash and Merger Sub set forth in Article III, disregards all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and (ii) changes contemplated by this Agreement) except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CyberCash; and Network 1 shall have received a certificate of a senior executive officer and senior financial office of CyberCash to such effect that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Network 1 shall have received a certificate of a senior executive officer and a senior financial officer of CyberCash to such effect;

(b) Performance of Obligations of CyberCash. CyberCash shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Network 1 shall have received a certificate of a senior executive officer and a senior financial officer of CyberCash to such effect;

(c) Opinion of CyberCash In-House Counsel. Network 1 shall have received from in-house counsel to CyberCash and Merger Sub, an opinion addressed to Network 1 dated the date of Closing substantially in the form attached hereto as Exhibit C subject to reasonable and customary assumptions, qualifications and exceptions for similar opinions;

(d) Opinion of Tax Counsel. Network 1 shall have received from King & Spalding LLP, special counsel to Network 1, an opinion addressed to Network 1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and each of CyberCash, Network 1 and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, and in rendering such opinion counsel may rely upon representations and certificates of CyberCash, Merger Sub and Network 1 and their respective stockholders); and

(e) Filing of Certificate of Designation. CyberCash shall have filed the Certificate of Designation for the CyberCash Preferred Stock with the Secretary of State for the State of Deleware.

ARTICLE VI
TERMINATION

      6.1 Termination of Agreement.

      The Parties may terminate this Agreement prior to the Effective Time by action taken by the board of directors of the terminating Party or Parties; and, except as provided below (whether before or after the CyberCash Shareholder Approval or Network 1 Shareholder Approval):

(a) the Parties may terminate this Agreement by mutual written consent;

(b) CyberCash may terminate this Agreement by giving written notice to Network 1 in the event that Network 1 is in breach, and Network 1 may terminate this Agreement by giving written notice to CyberCash and Merger Sub in the event that CyberCash or Merger Sub is in breach, of any material representation, warranty, or covenant contained in this Agreement, in either such case where the breach or breaches in the aggregate are likely to have a Material Adverse Effect on the breaching party;

(c) (i) any Party may terminate this Agreement by giving written notice to the other Parties at any time after Network 1 Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Network 1 Shareholder Approval; and (ii) any Party may terminate this Agreement by giving written notice to the other Parties at any time after CyberCash Shareholders have voted on whether to approve the Charter Amendment and the issuance of the Merger Shares in the event this Agreement and the Merger failed to receive the CyberCash Shareholder Approval (provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any Party which has not complied with its obligations under Section 4.3, and no termination by any Party shall be effective if such Party has not complied with its obligations under Sections 6.4 and 8.11, as applicable, of this Agreement);

(d) any Party may terminate this Agreement by giving written notice to the other Party if the Effective Time shall not have occurred on or before April 30, 2001 (provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(e) by either CyberCash or Network 1 if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired;

(f) by CyberCash if (i) the board of directors of Network 1 shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to CyberCash; or (ii) Network 1 shall have breached the provisions of Section 4.9 hereof; or

(g) by either CyberCash or Network 1 if (i) the board of directors of CyberCash shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Network 1; (ii) a Superior Proposal involving CyberCash shall have taken place or the board of directors of CyberCash shall have recommended such Superior Proposal to the CyberCash Shareholders or shall have publicly announced its intention to recommend such Superior Proposal or to engage in a Superior Proposal; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of CyberCash Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Network 1 or an affiliate thereof) and the board of directors of CyberCash shall have (A) recommended that the CyberCash Shareholders tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer.

      This Agreement shall automatically terminate if the Closing has not occurred on or prior to May 31, 2001.

      6.2 Amendment.

      The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the CyberCash Shareholder Approval or the CyberCash Shareholder Approval shall be subject to the restrictions contained in the VSCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      6.3 Extension; Waiver.

      At any time prior the Effective Time, any Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

      6.4 Effect of Termination.

(a) If this Agreement is terminated pursuant to Sections 6.1(a), 6.1(c), 6.1(d), or 6.1(e), or pursuant to Section 6.1(b) if in such case such breach or breaches in the aggregate are likely to have a Material Adverse Effect on the breaching Party, all obligations and agreements of the Parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of any Party hereto, provided, however, that no such termination shall relieve any Party for any liability or damages resulting at law or in equity from any intentional or willful breach by that Party of the Agreement.

(b) If this Agreement is terminated by CyberCash pursuant to Section 6.1(f), then Network 1 shall pay in cash or immediately available funds to CyberCash, prior to and as a condition precedent to the effectiveness of such termination, $2,229,800 (the “Termination Fee”). In no event shall Network 1 be required to pay the Termination Fee set forth in this subparagraph (c), if, immediately prior to the applicable termination of this Agreement, CyberCash is in material breach of any of its material obligations under this Agreement.

(c) If this Agreement is terminated by either Party pursuant to Section 6.1(g), then CyberCash shall pay the Termination Fee in cash or immediately available funds to Network 1, prior to and as a condition precedent to the effectiveness of such termination. In no event shall Network 1 be required to pay the Termination Fee set forth in this subparagraph (c), if, immediately prior to the applicable termination of this Agreement, Network 1 is in material breach of any of its material obligations under this Agreement.

(d) If any Party fails to promptly pay to the other any fee or expense due hereunder, the defaulting Party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the rate of six percent (6%) per annum from the date such fee was required to be paid. In all other respects, payment of the Termination Fee as set forth in Sections 6.4(b) and 6.4(c) shall be the exclusive remedy available to the Party receiving such payment.

ARTICLE VII
DEFINITIONS

(a) In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity; provided, however, that any adverse effect that primarily results from the execution and delivery of this Agreement will not be considered a Material Adverse Effect. In this Agreement, any reference to a Party’s knowledge means such Party’s actual knowledge after reasonable inquiry of officers, directors and other employees of such Party reasonably believed to have knowledge of such matters.

(b) For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below:

Defined Term	Section

Acquisition Proposal	4.8

Acquisition Proposor	4.8

Actions	4.17

Adjustable Warrants	4.18

Affiliates	2.14

Agreements	Preamble

Articles of Merger	1.1

By-Laws	2.1

CERCLA	2.20

Certificates	1.6

Charter	2.1

Charter Amendment	1.2

Closing	1.2

Closing Date	1.2

Code	Preamble

Conversion Ratio	1.5

Common Merger Share Limit	1.5

Common Merger Shares	1.5

Common Stock Equivalents	1.5

Common Warrant	1.9

Confidentiality Agreement	4.8

Contracts	2.14

Conversion Ratio	1.5

Counted Assumed Warrant Shares	1.5

Credit Card Associations	2.21

CyberCash	Preamble

CyberCash Common Stock	1.5

CyberCash Contracts	3.11

CyberCash Employee Benefit Plan	3.14

CyberCash Preferred Stock	3.2

CyberCash Reports	3.6

CyberCash Share Market Value	1.5

CyberCash Shareholder	1.2

CyberCash Shareholder Approval	3.3

CyberCash Special Meeting	3.18

CyberCash Subsidiary	3.5

D&O Insurance	4.17

Defined Term	Section

DGCL	3.17

Disclosure Letter	1.9

Effective Time	1.1

Election	1.5

employee	2.18

Employee Benefit Plan	2.19

Environmental Law	2.20

ERISA	2.19

ERISA Affiliate	2.19

Exchange Act	2.14

Exchange Agent	1.3

Financial Statements	2.6

GAAP	2.6

Governmental Entity	2.4

Indemnified Parties	4.17

Intellectual Property	2.12

Material Adverse Effect	Article VIII

Materials of Environmental Concern	2.20

Merger	1.1

Merger Shares	1.5

Merger Sub	Preamble

Merger Sub Common Stock	1.5

Most Recent Balance Sheet	2.8

Most Recent Period	2.6

NASD	3.4

Network 1	Preamble

Network 1 Affiliate	4.11

Network 1 Common Stock	1.5

Network 1 Convertible Debentures	1.5

Network 1 Employee Benefit Plan	2.19

Network 1 Information Statement	2.30

Network 1 Preferred Stock	1.5

Network 1 Restricted Stock	1.9

Network 1 Shares	1.5

Network 1 Special Meeting	4.3

Network 1 Shareholder	1.2

Network 1 Shareholder Approval	2.3

Network 1 Stock Option Plan	1.9

Network 1 Subsidiary	2.5

New Options	4.14

Nominal Merger Share Value	1.5

Officer’s Certificate	7.5

Defined Term	Section

Options	1.9

Ordinary Course of Business	2.4

Party	Preamble

Permits	2.22

Preferred Merger Shares	1.5

Proxy Statement/Prospectus	4.4

Registration Statement	4.4

SEC	2.30

Securities Act	1.9

Security Interest	2.4

Shareholder Consent	4.3

Shareholder Materials	2.30

Superior Proposal	4.9

Surviving Corporation	1.1

Taxes	2.9

Tax Returns	2.9

Termination Fee	6.4

Third Party Intellectual Property Rights	2.12

Transaction Agreements	2.3

Voting Trust Agreement	4.20

VSCA	1.1

Warrants	1.9

ARTICLE VIII
MISCELLANEOUS

      8.1 Press Releases and Announcements.

      No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

      8.2 No Third Party Beneficiaries.

      This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning issuance of the Merger Shares is intended for the benefit of Network 1 Shareholders and the provisions of this Agreement with respect to indemnification is intended for the benefit of the Persons to be indemnified as contemplated therein.

      8.3 Entire Agreement.

      This Agreement, the Disclosure Letter, Exhibits, the Transaction Agreements, the documents and instruments and other agreements among the parties referred to herein and the nondisclosure agreements signed by each of the Parties prior to the date hereof constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

      8.4 Succession and Assignment.

      This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that Merger Sub may assign its rights, interests and obligations hereunder to an Affiliate of CyberCash.

      8.5 Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      8.6 Headings.

      The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.7 Notices.

      All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

If to Network 1:
Network 1 Financial Corporation
1501 Farm Credit Drive, Suite 1500
McLean, Virginia 22102-5004
Attn: Its President
Facsimile: (703) 848-9457

      Copy to (which shall not constitute notice):

Cohen Mohr LLP
1420 Beverly Road
Suite 330
McLean, Virginia 22101
Attn: Daniel H. Duval, Esq.
Facsimile: (703) 761-0180

      If to CyberCash:

CyberCash, Inc.
2100 Reston Parkway, 3rd Floor
Reston, Virginia 20191
Attn: Its Chief Financial Officer
Facsimile: (703) 264-5928

      Copy to (which shall not constitute notice):

Piper Marbury Rudnick & Wolfe, LLP
1850 Centennial Park Drive
Reston, Virginia 20191-1517
Attn: Nancy A. Spangler, Esq.
Facsimile: (703) 390-5299

      If to Merger Sub:

Blue Fish Acquisition Corp.
c/o CyberCash, Inc.
2100 Reston Parkway, 3rd Floor
Reston, Virginia 20191
Attn: Its President
Facsimile: (703) 264-5928

      Copy to (which shall not constitute notice):

Piper Marbury Rudnick & Wolfe, LLP
1850 Centennial Park Drive
Reston, Virginia 20191-1517
Attn: Nancy A. Spangler, Esq.
Facsimile: (703) 390-5299

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      8.8 Governing Law.

      This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Virginia.

      8.9 Waivers.

      No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

      8.10 Severability.

      Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      8.11 Expenses.

      All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by CyberCash and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by CyberCash and Merger Sub, as the case may be, whether or not the Merger is consummated. All costs incurred by Network 1 in connection with the preparation and execution of the Agreement and the Transaction Agreements and in anticipation of the Merger and the transactions contemplated hereby shall be paid by Network 1.

      8.12 Other Remedies.

      Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      8.13 Specific Performance.

      Except as otherwise set forth in Article VI hereof, the Parties acknowledge and agree that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforced in accordance with the terms of this Agreement. The prevailing party in any such action shall be entitled to recover from the other party its attorneys’ fees, costs and expenses incurred in connection with regard to such action.

      8.14 Construction.

      The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

      8.15 Incorporation of Exhibits and Schedules.

      The Exhibits and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

* * *

{Signatures on following page}

      IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first written above.

CYBERCASH, INC.

By: /s/ William N. Melton William N. Melton, Chairman of the Board

BLUE FISH ACQUISITION CORP.

By: /s/ James J. Condon James J. Condon, President

NETWORK 1 FINANCIAL CORPORATION

By: /s/ William G. Wade Name: William G. Wade Title: President and Chief Executive Officer